Form 51-102F3 MATERIAL CHANGE REPORT

ITEM 1	NAME AND ADDRESS OF COMPANY Buffalo Gold Ltd. (the "Company") Suite 880, 609 Granville Street Vancouver, BC V7Y 1G5
ITEM 2	DATE OF MATERIAL CHANGE December 6, 2004
ITEM 3	PRESS RELEASE A press release was issued on January 25, 2005, at Vancouver, B.C.
ITEM 4	SUMMARY OF MATERIAL CHANGE Completion of private placement financing.
ITEM 5

FULL DESCRIPTION OF MATERIAL CHANGE

The Company completed a private placement financing of 2,480,000 common shares at a price of US$0.05 per share to raise gross proceeds of US$124,000.

A finder's fee of 190,000 common shares was paid to Damien Reynolds in connection with the private placement.

The proceeds from this placement will be used to fund general and administrative expenses and to fund due diligence costs on potential acquisitions.

ITEM 6	RELIANCE ON SUBSECTION 7.1(2) OR (3) OF NATIONAL INSTRUMENT 51-102 Not applicable.
ITEM 7	OMITTED INFORMATION There are no significant facts required to be disclosed herein which have been omitted.
ITEM 8	EXECUTIVE OFFICER Contact: John Tully Telephone: 604.685.5492
ITEM 9	DATE OF REPORT January 25, 2005
/s/ John V. Tully ----------------------------------------------- John V. Tully, President & Director